Exhibit 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 WWW.ROPESGRAY.COM

September 11, 2009

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

Re:  Registration Statement on Form S-3 (Registration No. 333-160212)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed by Entegris, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which was declared effective on September 4, 2009, the base prospectus dated September 4, 2009 (the “Base Prospectus”), the preliminary prospectus supplement dated September 8, 2009 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated September 10, 2009 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”) filed on or about the date hereof pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the offering by the Company of up to 14,000,000 shares (16,100,000 shares if the underwriters’ over-allotment option is exercised in full) of common stock, par value $0.01 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP